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                                                                  EXHIBIT 99.1


DOUBLECLICK ANNOUNCES EXECUTIVE
PROMOTIONS

NEW YORK--(BUSINESS WIRE)--Nov. 20, 2000--


                 Barry Salzman to Oversee Global Media Business

                David Rosenblatt to Oversee Technology, Data and
                               Research Divisions

                   Brian Rainey Appointed President of Abacus

          Susan Sachatello Joins the Company as Chief Marketing Officer

DoubleClick Inc. (Nasdaq: DCLK-news), the industry's leading global Internet advertising solutions company, today announced executive promotions in order to better align its business units with market opportunities. In addition, DoubleClick has also named a Chief Marketing Officer, responsible for the company's global marketing strategy.

Media Business

Effective immediately, Barry Salzman, formerly the company's President of International Media operations, will be responsible for the global media business, taking on the title of President of Global Media.

Mr. Salzman has been responsible for leading DoubleClick's global expansion into 23 countries throughout the Americas, Europe, and the Pacific Rim, where he has overseen the opening of every international office. Under his management, DoubleClick's international operations has become an increasingly significant part of the company's overall business, growing to 24% of total revenue. In the third quarter alone, DoubleClick's networks generated global media revenue of $64.3 million, an increase of 86% over the same period last year.

Mr. Salzman will now oversee operational responsibilities for the DoubleClick Network, DoubleClick International, Sonar Network, DoubleClick's Email Network and List Services and Media Match.

In conjunction, Wenda Harris Millard, formerly the company's Executive Vice President of DoubleClick's domestic media business, will now take on the role of Executive Vice President of






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Global Media, reporting to Mr. Salzman. In this new role, Ms. Millard will be externally focused, working with traditional advertisers and their agencies to help determine how to more completely integrate the Internet into their marketing and advertising strategies.

"As traditional advertisers represent a rapidly increasing share of DoubleClick's media revenue, we remain focused on helping them determine how to more completely integrate the Internet into their advertising strategies," said Barry Salzman. "I am delighted to have Wenda bringing the wealth of her media industry experience to this critical piece of our business."

Technology Marketing Services

David Rosenblatt, formerly Senior Vice President of DoubleClick TechSolutions, will take on operational responsibilities for the Data and Research divisions, as well as continue to oversee the TechSolutions division. With this move Mr. Rosenblatt now becomes President of Technology Marketing Services.

Mr. Rosenblatt joined DoubleClick in 1997 as part of the initial management team for the DART (Dynamic Advertising Reporting and Targeting) for Publishers service, and in 1998 was responsible for launching DoubleClick's DART for Advertisers service, the company's fastest growing division. In addition, Mr. Rosenblatt was responsible for overseeing the merger with NetGravity and the inclusion of its enterprise software solution into DoubleClick's product line. Mr. Rosenblatt has led the TechSolutions division to report record revenues of $53.5 million in the third quarter, an increase of 171% over the same period last year. In his new role, Mr. Rosenblatt will have operational responsibilities for over half of the company's revenue streams.

Mr. Rosenblatt will take on the operational responsibilities for the Data business, which incorporates Abacus, and the Research business. Greg Ellis, Vice President of Research, remains head of day-to-day functions for the Research division, reporting to Mr. Rosenblatt.

"Barry Salzman and David Rosenblatt have shown great strength in transforming DoubleClick into a global organization over the last several years," said Kevin Ryan, CEO, DoubleClick. "More and more we're seeing clients in media and technology and data businesses asking for multiple solutions, and this organization will allow DoubleClick to more effectively service and support those relationships."

Abacus

Brian Rainey, formerly acting President of Abacus, will now officially serve as the President of the Abacus division. Jonathan Shapiro, Senior Vice President of Abacus Online, will remain in charge of the day-to-day operations of Abacus Online. Both Mr. Rainey and Mr. Shapiro will report to Mr. Rosenblatt.

Mr. Rainey has been with Abacus for the past nine years. For the past two years he has been responsible for running the operations of the business, and prior to that, ran the sales divisions of the company for seven years. Before joining Abacus, Mr. Rainey was Director of Marketing for Sharper Image. Mr. Rainey has also spent five years at Sara Lee where he held various marketing positions.

Chief Marketing Officer

Susan Sachatello has recently joined DoubleClick as the company's Chief Marketing Officer, responsible for the company's global marketing strategy. Most recently Ms. Sachatello was the Chief Marketing Officer and General Manager of Prodigy Internet, where she transformed the business into the nation's largest consumer DSL ISP. She was also responsible for growing Prodigy's brand awareness among consumers to almost 90 percent, making Prodigy Internet the fastest-growing





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national fee-based ISP in 1999. Prior to that, Ms. Sachatello managed a variety of brands at MCI including consumer long distance, as well as worked for the Timberland Company both in the US and in Europe in Brand Management.

"With non-U.S. operations becoming an even more significant part of our overall business and clients taking advantage of hybrid solutions, we concluded that we could best meet the needs of our clients by consolidating our separate business divisions under global leaders," continued Ryan. "Today's announcement uniquely positions DoubleClick to capitalize on market opportunities by solidifying a truly global management team."

About DoubleClick

DoubleClick Inc. (www.doubleclick.net) is the leading global provider of ad delivery technology with the largest Network of top Web sites worldwide. The company provides nearly 5,000 Web advertisers and over 3,200 publishers with ad sales, technology, data, email, wireless and promotions solutions to meet online marketing needs. DoubleClick products help advertisers and publishers build customer relationships through brand awareness and customer retention. DoubleClick Inc. has global headquarters in New York City and maintains over 40 offices around the world.

CONTACT:

    DoubleClick Inc.
    Corporate Communications
    Jennifer Blum, 212/381-5705
    jblum@doubleclick.net